Exhibit 99.1

NEWS RELEASE	Contact:
Tim T. Esaki
(808) 665-5480
tesaki@mlpmaui.com

MAUI LAND & PINEAPPLE REPORTS 3rd QUARTER 2012 RESULTS

KAPALUA, Hawaii, October 24, 2012 (BUSINESS WIRE) —

Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported a net loss of $1.6 million, or $(0.09) per share, for the third quarter of 2012, compared to a net loss of $1.3 million, or $(0.07) per share for the third quarter of 2011.  The Company reported revenues of $3.6 million and $3.4 million during the third quarters of 2012 and 2011, respectively.

For the nine months ended September 30, 2012, the Company reported a net loss of $2.9 million, or $(0.16) per share, compared to net income of $8.6 million, or $0.47 per share, for the nine months ended September 30, 2011.  Included in net income for the nine months ended September 30, 2011 was a $15.1 million gain recognized from the sale of the Kapalua Bay Golf Course.  The Company reported revenues of $12.4 million and $11.0 million for the first nine months of 2012 and 2011, respectively.  Revenues in 2012 were higher than 2011 primarily due to a sale in January 2012 of an 89-acre parcel for $1.5 million.

Additional Information

Additional information with respect to Maui Land & Pineapple Company, Inc. and our 3rd quarter 2012 operating results will be available on our Form 10-Q filed with the Securities and Exchange Commission and our website www.mauiland.com.

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc. develops, sells, and manages residential, resort, commercial, and industrial real estate.  The Company owns approximately 23,000 acres of land on Maui and manages properties, utilities, and a nature preserve at the Kapalua Resort.

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MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED)

	Three Months Ended September 30,
	2012	2011
	(in thousands except
	share amounts)
OPERATING REVENUES
Real estate
Sales	$—	$—
Commissions	90	75
Leasing	1,413	1,380
Utilities	1,085	935
Resort amenities and other	1,034	981
Total Operating Revenues	3,622	3,371

OPERATING COSTS AND EXPENSES
Real estate
Cost of sales	—	—
Other	396	129
Leasing	707	796
Utilities	791	527
Resort amenities and other	996	950
Selling and marketing	38	47
General and administrative	629	678
Loss on asset dispositions	5	—
Depreciation	719	766
Pension and other postretirement expense	266	281
Total Operating Costs and Expenses	4,547	4,174

Operating Loss	(925)	(803)
Interest expense, net	(759)	(624)
Loss from Continuing Operations Before Income Taxes	(1,684)	(1,427)
Income Tax Benefit	—	(67)
Loss from Continuing Operations	(1,684)	(1,360)
Income from Discontinued Operations, net of income taxes of $0	68	21
NET LOSS	$(1,616)	$(1,339)
Pension, net of income taxes of $0	185	203
COMPREHENSIVE LOSS	$(1,431)	$(1,136)

NET LOSS PER COMMON SHARE
—BASIC AND DILUTED
Continuing Operations	$(0.09)	$(0.07)
Discontinued Operations	—	—
Net Loss	$(0.09)	$(0.07)

MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Nine Months Ended September 30,
	2012	2011
	(in thousands except
	share amounts)
OPERATING REVENUES
Real estate
Sales	$1,500	$—
Commissions	653	695
Leasing	4,394	3,827
Utilities	2,628	2,651
Resort amenities and other	3,209	3,858
Total Operating Revenues	12,384	11,031

OPERATING COSTS AND EXPENSES
Real estate
Cost of sales	149	—
Other	1,270	740
Leasing	2,022	2,157
Utilities	1,673	1,714
Resort amenities and other	3,093	3,386
Selling and marketing	122	749
General and administrative	2,403	5,113
Gain on asset dispositions	(229)	(1,376)
Depreciation	2,183	2,648
Pension and other postretirement expense	798	879
Total Operating Costs and Expenses	13,484	16,010

Operating Loss	(1,100)	(4,979)
Interest expense, net	(1,859)	(1,758)
Loss from Continuing Operations Before Income Taxes	(2,959)	(6,737)
Income Tax Benefit	—	(67)
Loss from Continuing Operations	(2,959)	(6,670)
Income from Discontinued Operations, net of income taxes of $0	65	15,294
NET INCOME (LOSS)	$(2,894)	$8,624
Pension, net of income taxes of $0	555	626
COMPREHENSIVE INCOME (LOSS)	$(2,339)	$9,250

NET INCOME (LOSS) PER COMMON SHARE
—BASIC AND DILUTED
Continuing Operations	$(0.16)	$(0.36)
Discontinued Operations	—	0.83
Net Income (Loss)	$(0.16)	$0.47